Exhibit 99.1

News Release

Lockheed Martin Sets Final Exchange Ratio of 8.2136 for Exchange Offer for IT and Technical Services Businesses

•	Lockheed Martin announces the final exchange ratio for the exchange offer related to the split-off of its IT and Technical Services Businesses

•	The exchange offer provides Lockheed Martin stockholders the opportunity to exchange their shares of Lockheed Martin common stock for shares of Abacus Innovations Corporation (“Abacus”) common stock, which will convert into shares of common stock of Leidos Holdings, Inc. (“Leidos”) upon completion of the proposed transaction

•	The exchange offer represents an important step in the proposed tax-efficient Reverse Morris Trust transaction with Leidos announced on January 26, 2016

•	The exchange offer will expire at 8:00 a.m. EDT on August 16, 2016 unless extended or terminated

•	Closing anticipated immediately after completion of exchange offer on August 16, subject to closing conditions

BETHESDA, Md., Aug. 12, 2016 – Lockheed Martin (NYSE: LMT) announced today that the final exchange ratio for its exchange offer for shares of common stock of Lockheed Martin will be 8.2136 shares of common stock of Abacus Innovations Corporation (“Abacus”) for each share of Lockheed Martin common stock validly tendered and not properly withdrawn. As a result, Lockheed Martin stockholders who tender their shares of Lockheed Martin common stock in the exchange offer will receive approximately 8.2136 shares of Leidos common stock (subject to the receipt of cash in lieu of fractional shares) for each share of Lockheed Martin common stock accepted for exchange. The exchange is expected to be tax-free to participating Lockheed Martin stockholders for U.S. federal income tax purposes, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares.

Lockheed Martin is offering to exchange all 76,958,918 shares of common stock of Abacus for shares of Lockheed Martin that are validly tendered and not properly withdrawn. Based on the final exchange ratio, Lockheed Martin will accept for exchange a maximum of 9,369,694 shares of Lockheed Martin common stock in the exchange offer, which shares will be retired and will reduce Lockheed Martin’s share count.

The final calculated per-share value of shares of Lockheed Martin common stock and the final calculated per-share value of Abacus common stock, in each case determined in the manner described in the Prospectus—Offer to Exchange dated July 11, 2016 (the “Prospectus”) filed with the Securities and Exchange Commission, and in the case of Abacus reduced by $13.64 per share (which equals the per-share amount of the approximately $1.0 billion special dividend to be paid to Leidos stockholders in connection with the transaction), would have resulted in an exchange ratio higher than the upper limit of 8.2136. Accordingly, the final exchange ratio has been set at 8.2136 shares of Abacus common stock for each share of Lockheed Martin common stock accepted in the exchange offer. Based on the final calculated per-share value of

Lockheed Martin common stock and the final calculated per-share value of Abacus common stock, in each case determined in the manner described in the Prospectus and in the case of Abacus reduced by $13.64 per share, tendering stockholders will receive approximately $107.42 of Leidos common stock for each $100 in value of Lockheed Martin common stock accepted for exchange.

The exchange offer is scheduled to expire at 8:00 a.m. EDT on August 16, 2016, unless Lockheed Martin extends or terminates the exchange offer. Accordingly, Lockheed Martin stockholders may tender or withdraw their shares of Lockheed Martin common stock until that time by following the procedures described in the Prospectus, the Letter of Transmittal and the Exchange and Transmittal Information Booklet. The merger is expected to occur immediately after completion of the exchange offer on August 16. The transactions are subject to customary closing conditions. On August 8, 2016, Leidos stockholders approved the issuance of the Leidos shares required to consummate the transaction.

Because the exchange offer will be subject to proration if oversubscribed, the number of shares of Lockheed Martin common stock that Lockheed Martin accepts in the exchange offer may be less than the number of shares validly tendered and not properly withdrawn. If the exchange offer is consummated but not fully subscribed, Lockheed Martin will distribute the remaining shares of Abacus common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the completion of the exchange offer.

More information can be found on Lockheed Martin’s website and at

www.edocumentview.com/LockheedMartinExchange.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 125,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:

Bill Phelps, +1 301-897-6308; william.phelps@lmco.com

For more information about the exchange offer, please contact the information agent, Georgeson LLC.

Georgeson LLC

(866) 482-4931

LockheedMartinExchange@georgeson.com

Cautionary Statement Regarding Forward Looking Statements

The forward looking statements contained in this document involve risks and uncertainties that may affect Lockheed Martin’s and Leidos’ operations, markets, products, services, prices and other factors as discussed in filings with the SEC. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors.

Accordingly, there is no assurance that the expectations of either company will be realized. This document also contains statements about Lockheed Martin’s agreement to separate a substantial portion of its government information technology infrastructure services business and its technical services business, which have been realigned in the IS&GS business segment, and combine this business with Leidos in a Reverse Morris Trust transaction (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the Transaction on anticipated terms and timing, including obtaining regulatory approvals, anticipated tax treatment, the dependency of any split-off transaction on market conditions and the value to be received in any split-off transaction, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Leidos’ ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Lockheed Martin’s or Leidos’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Lockheed Martin’s or Leidos’ consolidated financial condition, results of operations or liquidity. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Lockheed Martin’s and Leidos’ filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lockheed Martin’s annual report on Form 10-K for the year ended December 31, 2015 and in Leidos’ transition report on Form 10-K for the 11-month period ended January 1, 2016 and quarterly reports on Form 10-Q which are available on the respective companies’ websites at http://www.leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin) and at the SEC’s website at http://www.sec.gov. Neither Lockheed Martin nor Leidos assumes any obligation to provide revisions or updates to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction, Abacus Innovations Corporation, a wholly-owned subsidiary of Lockheed Martin created for the transaction (“Abacus”), has filed with the SEC a registration statement on Form S-4 and Form S-1 containing a prospectus and Leidos has filed with the SEC a registration statement on Form S-4 containing a prospectus. Lockheed Martin has filed a Tender Offer Statement on Schedule TO which more fully describes the terms and conditions of the exchange offer. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND ANY AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and other documents filed with the SEC by Lockheed Martin, Abacus and Leidos at the SEC’s website at http://www.sec.gov. Free copies of these documents and each of the companies’ other filings with the SEC also may be obtained from the respective companies’ websites at http://www.leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin).

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.